                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        Alternative Living Services
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                        ALTERNATIVE LIVING SERVICES LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 16, 1997

To the Stockholders of Alternative Living Services, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the "Meeting") of Alternative Living Services, Inc. (the "Company") will be held at The Milwaukee Marriott -- Brookfield, Hospitality Suite 2, 375 South Moorland Road, Brookfield, Wisconsin 53005, on Wednesday, July 16, 1997 at 10:00 a.m., Milwaukee time, for the purpose of considering and voting upon the following matters:

          (1) To elect a board of seven directors each to serve a one-year term; and

          (2) To transact such other business as may properly come before the Meeting.

     These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed the close of business on May 23, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1996 is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

                                          By Order of the Board of Directors,

                                          John W. Kneen

                                          John W. Kneen
                                          Secretary

Brookfield, Wisconsin
June 17, 1997

--------------------------------------------------------------------------------

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE,
   SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO
   ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT
   PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON
   IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE
   HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT
   THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK
   OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                        ALTERNATIVE LIVING SERVICES LOGO

                             450 N. SUNNYSLOPE ROAD
                                   SUITE 300
                          BROOKFIELD, WISCONSIN 53005

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                       ALTERNATIVE LIVING SERVICES, INC.

                                 JULY 16, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to the stockholders of Alternative Living Services, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of its outstanding common stock, $.01 par value per share (the "Common Stock"), for use at the Annual Meeting of Stockholders of the Company (together with any adjournments or postponements thereof, the "Meeting") to be held at The Milwaukee Marriott -- Brookfield, Hospitality Suite 2, 375 South Moorland Road, Brookfield, Wisconsin 53005, on Wednesday, July 16, 1997 at 10:00 a.m., Milwaukee time. This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders are expected to be mailed to stockholders of the Company on or about June 17, 1997.

SOLICITATION

     The expense of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without additional compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record as of the close of business on May 23, 1997 (the "Record Date") will be entitled to vote at the Meeting. Each share of outstanding Common Stock is entitled to one vote. As of the Record Date, there were 12,996,498 shares of Common Stock outstanding and entitled to vote. The Company has been advised that certain beneficial owners, directors and executive officers of the Company, who hold in the aggregate approximately 22.2% of the outstanding Common Stock, intend to vote their shares in favor of the nominees and in accordance with the recommendations of the Board.

     The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for transacting business at the Meeting. Abstentions and broker non-votes are counted towards a quorum. Provided a quorum is present at the Meeting, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting.

     All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for any purposes in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     The shares of Common Stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, such shares will be voted in favor of (FOR) each nominee for election as a director specified herein and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. Any person signing and mailing the proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Thomas E. Komula, Senior Vice President) at its headquarters at 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.

                             ELECTION OF DIRECTORS

     Seven directors, constituting the entire Board, are to be elected at the Meeting and, if elected, will serve until the 1998 Annual Meeting of Stockholders and until their successors have been elected and qualified. The Company's Restated Bylaws, as amended, provide that the Board shall consist of no less than four members and no more than nine members, with the actual number to be established by resolution of the Board. The Board has by resolution established the number of directors at seven.

     The nominees of the Board are set forth below. All of the current members of the Board have been nominated to continue to serve as directors of the Company. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or who will decline to serve as a director, if elected.

NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below are the names, ages (at June 1, 1997), positions and offices held and a brief description of the business experience during the past five years of each person nominated to serve as a director of the Company.

     WILLIAM G. PETTY, JR. (age 51) has served as Chairman of the Board since December 1993 and served as Chief Executive Officer of the Company from December 1993 to April 1996. He has served as a Managing Director of Beecken, Petty & Company, the general partner of a private health care investment fund, since September 1996. Mr. Petty has served as the Vice Chairman of GranCare, Inc. ("GranCare") since July 1995. Mr. Petty also served as the Chairman of the Board, Chief Executive Officer and President of Evergreen Healthcare, Inc. ("Evergreen") from June 1993 to July 1995, the date of its merger with GranCare, and as Chairman of the Board, Chief Executive Officer and President of National Heritage, Inc., predecessor to Evergreen, from October 1992 to June 1993.

     RICHARD W. BOEHLKE (age 48) has served as the Vice Chairman of the Board of the Company since May 1996. Mr. Boehlke served as President and Chief Executive Officer of New Crossings International Corporation ("Crossings"), which he founded in 1984, until Crossings merged with the Company in May 1996.

     GENE E. BURLESON (age 56) has served as a director of the Company since July 1995. Mr. Burleson has served as the Chief Executive Officer and a director of Vitalink Pharmacy Services, Inc. since February 1997. He has served as Chairman of the Board of GranCare, Inc. ("GranCare") since January 1994 and as Chief Executive Officer of GranCare from December 1990 to February 1997. Mr. Burleson also currently serves on the Board of Directors of Deckers Outdoor Corporation, a shoe manufacturer, and Walnut Financial Services, a small business investment company.

     ROBERT HAVEMAN (age 48) has served as a director of the Company since May 1995. Mr. Haveman has served as Treasurer of EDP Management Corp. since April 1997 and as the Secretary/Treasurer of the Prince Corporation, an automotive interior trim manufacturer, since 1987.

     RONALD G. KENNY (age 41) has served as a director of the Company since May 1995. He has served as Executive Vice President of Huizenga Capital Management, a privately held investment management company, since 1990. Mr. Kenny also currently serves on the Board of Directors of GranCare.

     WILLIAM F. LASKY (age 43) has served as Chief Executive Officer of the Company since April 1996 and as President of the Company since December 1993. He served as the Managing Partner of Alternative Living Services, a Wisconsin general partnership ("the ALS Partnership"), from 1981 to December 1993 and as the President of Care Living Centers, Inc. ("CLC") from 1989 to December 1993. The ALS Partnership and CLC developed and operated assisted living residences, six of which are currently managed by the Company. Mr. Lasky is a member of the Board of Directors and the Chairman of The Assisted Living Federation of America and is a licensed nursing home administrator.

     JERRY L. TUBERGEN (age 43) has served as a director of the Company since May 1995. He has served as President and Chief Executive Officer of RDV Corporation, a private financial management firm, since its formation in 1991. Mr. Tubergen served as Managing Partner of Deloitte & Touche in Grand Rapids, Michigan from 1987 to 1991. Mr. Tubergen also currently serves on the Board of Directors of the Orlando Magic, Ltd., a NBA franchise, and Genmar Holdings, Inc., a manufacturer and marketer of motorized pleasure boats.

                           MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS

     The Company's Board of Directors is currently comprised of the seven individuals set forth under "Election of Directors" above.

BOARD COMMITTEES AND MEETINGS

     During 1996, the Board met six times. The Board has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Board does not have a nominating committee. No incumbent Board member attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during 1996 and (ii) the total number of meetings held by any committee of the Board upon which such director served during 1996.

     The Audit Committee is comprised of Messrs. Burleson, Haveman and Tubergen with Mr. Tubergen serving as a Chairman. The Audit Committee convenes when deemed appropriate or necessary by its members. The primary functions of the Audit Committee are to: (i) recommend an accounting firm to be appointed by the Company and its independent auditors; (ii) consult with the Company's independent auditors regarding the audit plan; and (iii) determine that management placed no restrictions on the scope or implementation of the independent auditors' examination. The Audit Committee did not meet during 1996.

     The Compensation Committee is comprised of Messrs. Boehlke, Kenny, Petty and Tubergen, with Mr. Kenny serving as Chairman. The Compensation Committee:
(i) sets and approves the compensation (including salary, deferred compensation, bonuses, incentive compensation and all other types of compensation or remuneration) of the Company's executive officers; and (ii) administers the Company's 1995 Incentive Compensation Plan (the "1995 Plan"). The Compensation Committee met once in January 1997 but did not meet during 1996.

EXECUTIVE OFFICERS

     Set forth below are the names, ages (at June 1, 1997), positions and offices held and a brief description of the business experience during the past five years of each of the Company's executive officers who are not also directors.

     D. LEE FIELD (age 37) has served as Senior Vice President of the Company since May 1996. Prior to joining the Company, he was employed from 1984 by Crossings, where he held a succession of executive positions, including Executive Vice President and Chief Operating Officer from 1993 until the Crossings merger with the Company, and Vice President of Operations from 1989 to 1993. Mr. Field is a member of the Board of Directors for the American Senior Housing Association and a member of the Task Force for Assisted Living of the American Health Care Association.

     DOUGLAS A. HENNIG (39) has served as Senior Vice President of the Company since January 1996. From January 1993 to January 1996, Mr. Hennig served as the President of Heartland Retirement Services, Inc., an assisted living company that was acquired by the Company in January 1996. From 1991 to 1993, he was President of Hennig & Associates, a consulting firm in Madison, Wisconsin involved in retirement housing consulting and the development and management of assisted living residences.

     G. FAYE GODWIN (age 55) has served as Senior Vice President of the Company since April 1996. From May 1995 to April 1996, Ms. Godwin served as the Vice President of Operations of the Company. Previously, Ms. Godwin served as the Chief Operating Officer of Standish Care, Inc., a publicly-held assisted living company, from February 1994 to May 1995. From April 1989 to January 1994, Ms. Godwin was Senior Vice President of Operations at Sunrise Assisted Living, an assisted living company.

     THOMAS E. KOMULA (age 41) has served as a Senior Vice President of the Company since July 1996. In August 1996, he was appointed as Chief Financial Officer, Treasurer and Assistant Secretary. Prior to joining the Company, he served as the Chief Financial Officer of MedRehab, Inc., a privately-held rehabilitation company, from March 1994 to April 1996. From September 1993 to March 1994, he was a partner at Arthur Andersen & Co., and from September 1991 to September 1993, he was a Senior Manager with Arthur Andersen & Co. Mr. Komula is a Certified Public Accountant.

     JOHN W. KNEEN (age 44) has served as Vice President and Secretary of the Company since December 1993. He served as Chief Financial Officer and Treasurer of the Company from April 1996 through August 1996. He has served as a Managing Director of Beecken, Petty & Company since September 1996. He served as Vice President of Corporate Development and Assistant Secretary of Evergreen from December 1993 to July 1995, and as Vice President and Chief Financial Officer of Evergreen Housing Partners, Inc., a management company for congregate care facilities, from 1991 to 1993.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each person or entity known to the Company to own more than 5% of the outstanding shares of the Common Stock; (ii) each of the Company's directors;
(iii) each of the Company's executive officers included in the Summary Compensation Table elsewhere herein; and (iv) all of the Company's directors and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                                --------------------
            NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER      PERCENT
            ------------------------------------                 ------      -------
Richard W. Boehlke+.........................................      781,711      6.0%
1201 Pacific Avenue, Suite 1800
Tacoma, Washington 98335

Peter H. Huizenga...........................................      743,718      5.7%
2215 York Road, Suite 500
Oakbrook, Illinois 60521

Jerry L. Tubergen(1)+.......................................      666,591      5.1%
500 Grand Bank Building
126 Ottawa Avenue, N.W.
Grand Rapids, Michigan 49503

William F. Lasky(2)+++......................................      587,642      4.5%

Robert Haveman(3)+..........................................      556,542      4.3%

William G. Petty, Jr.(4)+++.................................      152,889      1.2%

Douglas A. Hennig(5)++......................................      112,666         *

Ronald G. Kenny(6)+.........................................       32,708         *

Gene E. Burleson(6)+........................................       12,885         *

G. Faye Godwin(7)++.........................................       15,999         *

Thomas E. Komula++..........................................        4,000         *

All Officers and Directors as a Group (17 Persons)(8).......    3,258,127     24.6%

-------------------------
 +  Director of the Company

 ++  Executive Officer of the Company

 *  Less than 1%

(1) Includes (i) 415,532 shares held by trusts for which he serves as trustee (the "Trusts") and (ii) options to acquire 11,885 shares exercisable within 60 days of the Record Date. The co-trustees of the Trusts also serve as trustee of a trust holding 59,361 shares.

(2) Mr. Lasky's beneficial ownership includes shares held by CLC by virtue of his position as an officer and majority shareholder of CLC and options to acquire 91,535 shares within 60 days of the Record Date. CLC is a Wisconsin corporation owned by Mr. Lasky and another individual.

(3) Includes (i) 437,082 shares held by two non-profit corporations (the "Non-profit Corporations") of which Mr. Haveman serves as officer and (ii) options to acquire 11,885 shares exercisable within 60 days of the Record Date. Mr. Haveman disclaims beneficial ownership of the shares held by the Non-profit Corporations.

(4) Represents 107,575 shares held by Petty, Kneen & Company, a company owned and controlled by Mr. Petty and John W. Kneen, and options to acquire 45,314 shares exercisable within 60 days of the Record Date.

(5) Includes options to acquire 8,208 shares exercisable within 60 days of the Record Date.

(6) Includes options to acquire 11,885 shares exercisable within 60 days of the Record Date.

(7) Represents options to acquire 15,999 shares exercisable within 60 days of the Record Date.

(8) Includes options to acquire 261,803 shares exercisable within 60 days of the Record Date.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors of the Company who are not parties to services agreements with the Company and are not employees of the Company are entitled to an annual retainer of $12,000, payable in quarterly installments. In lieu of their retainer for the twelve month period commencing June 1, 1995, each of Messrs. Burleson, Haveman, Kenny and Tubergen were granted a non-qualified stock option pursuant to the 1995 Plan to purchase up to 7,745 shares of the Common Stock at an exercise price of $4.65 per share, such options becoming exercisable on June 1, 1996 and expiring on June 1, 2005. In lieu of their annual retainer for the 36 month period commencing June 1, 1996, each of Messrs. Burleson, Haveman, Kenny and Tubergen were granted a non-qualified stock option pursuant to the 1995 Plan to purchase up to 12,422 shares of the Common Stock at an exercise price of $8.69 per share, such options vesting one-third on June 1, 1997, one-third on June 1, 1998 and one-third on June 1, 1999, and expiring on May 8, 2006. Directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors. See also "-- Employment and Services Agreement."

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation awarded or paid by the Company for services rendered during each of the years in the three year period ended December 31, 1996 to its Chief Executive Officer and other executive officers whose total salary and bonus exceeded $100,000 ("Named Executives").

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                               ------------
                                                                                                AWARDS(4)
                                                               ANNUAL COMPENSATION             ------------
                                                      -------------------------------------     SECURITIES
                                                                               OTHER ANNUAL     UNDERLYING
       NAME AND PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)    COMPENSATION     OPTIONS(#)
       ---------------------------            ----    ---------    --------    ------------     ----------
William G. Petty, Jr.(1)..................    1996          --          --            --               --
  Chairman of the Board                       1995          --          --       $48,650           90,628
                                              1994          --          --            --               --
                                              ----     -------      ------        ------          -------

William F. Lasky(2).......................    1996    $231,459     $70,000            --               --
  President and Chief Executive Officer       1995     166,600      30,000            --          128,691
                                              1994     115,000      60,000            --           54,377
                                              ----     -------      ------        ------          -------

Thomas E. Komula(3).......................    1996      82,306      21,250            --           29,423
  Chief Financial Officer                     1995          --          --            --               --
                                              1994          --          --            --               --
                                              ----     -------      ------        ------          -------

G. Faye Godwin............................    1996     135,895      35,000            --           28,475
  Senior Vice President                       1995      70,894          --            --           17,763
                                              1994          --          --            --               --
                                              ----     -------      ------        ------          -------

Douglas A. Hennig.........................    1996     136,776      26,000            --           22,421
  Senior Vice President                       1995          --          --            --           10,404
                                              1994          --          --            --               --

-------------------------
(1) Mr. Petty is not an employee and was not an employee of the Company during 1996. Mr. Petty served as the Company's Chief Executive Officer until May 1996. Other Annual Compensation represents amounts paid to Petty, Kneen & Company pursuant to the terms of a services agreement pursuant to which Mr. Petty provides certain services to the Company. See also "-- Employment and Services Agreement -- Services Agreement with Petty, Kneen & Company".

(2) Mr. Lasky became the Company's Chief Executive Officer in April 1996.

(3) Mr. Komula joined the Company as an executive officer in July 1996.

(4) Represents options under the 1995 Plan. Generally, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding the grant of stock options to the Named Executives during the year ended December 31, 1996.

                                                       INDIVIDUAL GRANTS
                               ------------------------------------------------------------------
                                                           % TOTAL         AVERAGE
                               NUMBER OF SECURITIES    OPTIONS GRANTED    EXERCISE
                                UNDERLYING OPTIONS      TO EMPLOYEES      PRICE PER    EXPIRATION       GRANT DATE
           NAME                     GRANTED(1)         IN FISCAL YEAR     SHARE(2)        DATE       PRESENT VALUE(1)
           ----                --------------------    ---------------    ---------    ----------    ----------------
William G. Petty, Jr.......               --                  --               --                              --
William F. Lasky...........               --                  --               --                              --
Thomas E. Komula...........           29,423                10.5%          $13.00       8/4/2006         $210,289
G. Faye Godwin.............           28,475                10.2%            8.69       5/8/2006          136,042
Douglas A. Hennig..........           22,421                 8.0%            8.69       5/8/2006          107,119

-------------------------
(1) The Grant Date Present Values were determined using the Black-Scholes option pricing model. Estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the market price of the Common Stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with disclosure requirements of the Securities and Exchange Commission and the Company has no way to determine whether the Black-Scholes model can properly determine the value of an option. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the Black-Scholes model. The model assumes: (a) an option term of 10 years which represents the length of time between the grant date of options under the 1995 Plan and the latest possible exercise date by the named executive officers; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated using weekly stock prices since the Common Stock became publicly traded; and (d) no dividends will be paid in the foreseeable future.

1996 STOCK OPTION YEAR-END VALUES

     The following table sets forth certain information with respect to options held as of the end of the last year for each of the Named Executives. None of the Named Executives exercised any options during the last fiscal year.

                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY(1)
                                                       OPTIONS AT 12-31-96             OPTIONS AT 12-31-96
                     NAME                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                          -----------    -------------    -----------    -------------
William G. Petty, Jr. .........................      22,657           67,971        $223,171       $  669,514
William F. Lasky...............................      59,362          123,706         631,744        1,265,548
Thomas E. Komula...............................          --           29,423              --           44,135
G. Faye Godwin.................................       4,441           41,797          43,741          296,664
Douglas A. Hennig..............................          --           32,825              --          206,007

-------------------------
(1) Calculated on the basis of the fair market value of the underlying securities on December 31, 1996 ($14.50 per share) minus the exercise price.

EMPLOYMENT AND SERVICES AGREEMENTS

     SERVICES AGREEMENT WITH PETTY, KNEEN & COMPANY. The Company has entered into a services agreement with Petty, Kneen & Company ("PK & Co."), a limited liability company controlled by Messrs. Petty and John W. Kneen, the Company's Vice President and Secretary. Pursuant to the services agreement, PK & Co. has agreed to provide management, financial and strategic planning services to the Company on a fee basis, including without limitation, the services of Mr. Petty as Chairman and the services of Mr. Kneen as Chief Financial Officer of the Company. The Company has agreed to pay an annual fee of $320,000 to PK & Co. for such services; provided, however, such fee shall be reduced to $200,000 if Mr. Kneen is not called upon to serve as Chief Financial Officer of the Company. The annual fee was reduced to $200,000 upon the appointment of Mr. Komula as Chief Financial Officer in August 1996. Pursuant to the services agreement, the Company also has agreed to reimburse PK & Co. for certain out of pocket expenses. In consideration of this service agreement, each of Messrs. Petty and Kneen have agreed to provide the Company with a right of first refusal with respect to certain acquisition opportunities relating to assisted living residences or operations which come to their attention during the term of the services agreement. This services agreement expires on April 30, 1998 and may be extended on a quarter to quarter basis thereafter, subject to earlier termination at the election of the Company upon 30 days notice. In consideration of this services agreement, PK & Co. purchased 107,575 shares of Common Stock in May 1996 at a price per share of $4.65.

     SERVICES AGREEMENT WITH RICHARD W. BOEHLKE. As a condition of, and effective upon, the merger of the Company and Crossings, the Company entered into a services agreement with Mr. Boehlke, formerly Crossings' President and Chief Executive Officer, pursuant to which he has agreed to provide general, policy-making services to the Company and to undertake special projects designated from time to time by the Board of Directors for the three year period ending May 1999. In consideration of these services, the Company has agreed to pay Mr. Boehlke $200,000 per year and has agreed to provide Mr. Boehlke certain other benefits, including use of a company car and life and medical insurance coverage similar to that provided to the Company's executive officers. During the term of the agreement, the Company has agreed to nominate Mr. Boehlke to serve as a director of the Company.

     EMPLOYMENT AGREEMENT WITH WILLIAM F. LASKY. The Company has entered into an employment agreement with Mr. Lasky with a term that expires on May 31, 1998, unless earlier terminated pursuant to the terms thereof. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Lasky. The employment agreement provides that Mr. Lasky shall receive a base salary in an amount determined by the Company's Board of Directors; provided, however, that in no event may such base salary be less than $200,000. In addition, the employment agreement provides that Mr. Lasky is entitled to receive incentive bonuses of up to 35% of his base salary if the Company's earnings before interest, taxes and depreciation are within ten percent of the earnings targeted in the Company's annual business plan approved by the Board of Directors. The employment agreement also provides for the granting of certain stock options described above and certain other benefits typical in employment agreements with a senior executive officer. Finally, the employment agreement provides that Mr. Lasky will not disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of eighteen months following his termination of employment except where such termination is by the Company without "cause."

     EMPLOYMENT AGREEMENT WITH G. FAYE GODWIN, DOUGLAS A. HENNIG AND THOMAS E. KOMULA. The Company has entered into employment agreements with each of Ms. Godwin and Messrs. Hennig and Komula. These employment agreements are annual agreements that automatically renew for consecutive one year terms unless timely notice of nonrenewal is given either by the Company or the applicable officer. These agreements provide that these officers shall receive a base salary in an amount determined by the Company's Board of Directors, provided, however, that in no event may such base salary be less than $110,000 in the case of Ms. Godwin, $130,000 in the case of Mr. Hennig and $170,000 in the case of Mr. Komula. Pursuant to these agreements, Ms. Godwin and Messrs. Hennig and Komula are entitled to receive incentive bonuses payable, at the sole discretion of the Board of Directors, if certain target earnings are achieved. These employment agreements also provide for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. Pursuant to these employment agreements, each of Ms. Godwin and Messrs. Hennig and Komula have agreed not to disclose certain proprietary information belonging to the Company or otherwise to compete with the Company for a period of 12 months in the cases of Ms. Godwin and Mr. Komula and 18 months in the case of Mr. Hennig following their respective termination of employment, except where such termination is by the Company without "cause."

     The employment agreement with Mr. Hennig was entered into in connection with the Company's acquisition of Heartland (of which Mr. Hennig was the founder and president) and afforded Mr. Hennig the right to purchase 53,525 shares of Common Stock at a per share price of $4.65 (the "Hennig Stock"). The Hennig Stock is nontransferable and is subject to the Company's right to repurchase such shares at the price paid by Mr. Hennig for the Hennig Stock until such time as such shares become vested, with vesting occurring 50% on the first anniversary of Mr. Hennig's employment by the Company, 30% on the second anniversary and 20% on the third anniversary. Pursuant to the employment agreement with Mr. Hennig, Mr. Hennig also had the right to purchase an additional 41,580 shares of Common Stock at a per share price of $7.22 at any time during the 30 day period commencing December 1, 1996, which he exercised in full on December 30, 1996.

     In addition, pursuant to his employment agreement, Mr. Hennig was entitled to borrow up to $100,000 from the Company during the initial annual term of the agreement, which loan shall bear interest at the rate of 6% per annum and shall be repayable on the third anniversary of the date of the loan. In addition, if the employment agreement with Mr. Hennig is renewed for a second annual term, Mr. Hennig was entitled to borrow an additional $100,000 from the Company on similar terms. Pursuant to these provisions, Mr. Hennig borrowed $200,000 from the Company in December 1996. This loan is secured by Mr. Hennig's pledge of certain shares of Common Stock owned by Mr. Hennig. These loans were repaid in full in May 1997.

     EMPLOYMENT AGREEMENTS WITH D. LEE FIELD AND DAVID M. BOITANO. The Company entered into employment agreements with each of Messrs. Field and Boitano. These employment agreements are annual agreements that automatically renew for consecutive one year terms unless timely notice of nonrenewal is given either by the Company or the applicable officer. The employment agreements provide that Messrs. Field and Boitano shall receive a base salary in an amount (not less than $140,000) determined by the Company's Board of Directors or President. Pursuant to these employment agreements, Messrs. Field and Boitano (are entitled to receive incentive bonuses of up to 25% and 20% of their base salary, respectively, payable at the discretion of the Board of Directors if certain targeted earnings are achieved. The employment agreements also provide for the granting of certain stock options and certain other benefits typical in employment agreements with senior executive officers. Finally, pursuant to these employment agreements, each of Messrs. Field and Boitano have agreed not to disclose certain proprietary information belonging to the Company or otherwise to compete with the Company for a period of twelve months following their respective termination of employment, except where such termination is by the Company without "cause."

1995 INCENTIVE COMPENSATION PLAN

     The 1995 Plan provides key employees (who may also be directors) of the Company and its subsidiaries performance incentives and also provides a means of encouraging stock ownership in the Company by such persons. Under the 1995 Plan, key employees of the Company or its affiliates are eligible to receive stock options to purchase shares of the Company's Common Stock. The 1995 Plan allows a maximum number of shares to be subject to options of 1,425,000. Options are granted under the 1995 Plan on the basis of the optionee's contribution to the Company, and no option may exceed a term of ten years. Options granted under the 1995 Plan may be either incentive stock options or options that do not qualify as incentive stock options. The Company's Compensation Committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment on exercise of the options, and the time during which the options may be exercised. The price of incentive stock options granted under the 1995 Plan cannot be less than the fair market value of the shares at the time the options are granted.

     As of the Record Date, options to purchase an aggregate of 783,297 shares of Common Stock were granted and outstanding at a weighted average exercise price of $6.98 per share, of which options to purchase 213,381 shares were exercisable at such date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and the basis on which compensation is determined for the Company's Chief Executive Officer and the other executive officers.

     COMPENSATION PHILOSOPHY

     In general, the compensation policies adopted by the Compensation Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objections and (ii) motivate the Company's executives to enhance long-term stockholder value. Each year, the Compensation Committee reviews the performance of the Company and compares such performance to specified internal and external performance standards. The Compensation Committee has developed the following compensation guidelines as the principles upon which compensation decisions are made:

     - Provide incentives to increase corporate performance and stockholder value relative to those of other companies in the industry; and

     - Provide a competitive total compensation package that enables the Company to attract, motivate and retain key executives. In general, the Committee seeks to maintain compensation at least at the median compensation provided by its peer group competitors.

     EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation program is comprised of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of incentive bonuses and, to a lesser extent, awards of stock options.

     Base Salary. Subject to the terms of the employment agreements, base salaries for the Company's executive officers are approved annually on a calendar year basis with the objective that the salaries be generally consistent with median salary rates for comparable positions in companies of similar size within the assisted living industry. The companies included in the peer index in the stock performance graph below generally are included in this salary survey data. In determining competitive compensation levels, the Compensation Committee obtains information such as compensation data from independent sources. An evaluation of competitive base salary levels must take into account the extent to which compensation paid by various companies is weighted between base salary and incentive compensation. Individual performance over time is also taken into account in determining base salaries. The base salary rate of the Company's executive officers (other than the Chief Executive Officer) are reviewed and approved by the Compensation Committee based on recommendations made by the Chief Executive Officer and on industry salary information.

     Incentive Bonuses. To date, the Company has not adopted a formal incentive bonus plan, but the Compensation Committee has recommended that the Company's executive officers receive cash bonuses for 1996 based on the Company's overall performance, with the amount awarded to each executive based on the Compensation Committee's evaluation of each such executive's performance and relative contribution. In addition, those executive officers subject to employment agreements with the Company receive bonuses pursuant to the terms of such agreements, most of which provide for the payment of bonuses at the discretion of the Board if certain targeted earnings are achieved. Based on the Company's performance, the Compensation Committee recommended to the Board the payment of bonuses to such executives consistent with such agreements.

     Stock Options. The Compensation Committee periodically grants the Chief Executive Officer and the executive officers stock options under the 1995 Plan. The options are granted based on the optionee's contribution to the Company. In 1996, no stock options were granted to the Chief Executive Officer and an aggregate of 80,319 options were granted to the Company's other executive officers substantially in accord with past practices. The options were priced at fair market value and vest at a rate of 25% per year from the date of grant.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company's Chief Executive Officer compensation is paid pursuant to the terms of his employment agreement which was originally entered into in December 1993. This agreement provides that Mr. Lasky's base salary shall not be less than $200,000 and that he is entitled to an incentive bonus in an amount up to 35% of his base salary if the Company's earnings before interest, taxes and depreciation are within ten percent of the earnings targeted in the Company's annual business plan approved by the Board. As a result of the Company's performance, Mr. Lasky received a bonus of $70,000 for 1996.

                                          Submitted by the Compensation
                                          Committee

                                          Ronald G. Kenny, Chairman
                                          Richard W. Boehlke
                                          William G. Petty, Jr.
                                          Jerry L. Tubergen

     Pursuant to Securities and Exchange Commission ("SEC") regulations, this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act").

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company consists of the four persons named as signatories to the Compensation Committee report above. Mr. Petty served as the Company's Chief Executive Officer from December 1993 until April 1996. There are no Compensation Committee Interlocks.

     The Company leases an assisted living residence (in Tacoma, Washington) from the 2010 Union L.P., of which Richard W. Boehlke, the Vice Chairman of the Board of the Company, is the 99% general partner. Lease payments by the Company to this partnership following the May 1996 merger with Crossings were $392,659.

     In connection with the Heartland acquisition, the Company borrowed an aggregate of $8.7 million from RDV Capital Management L.P. ("RDV Capital"), a Delaware limited partnership, the general partner of which is RDV Corporation. Jerry L. Tubergen, a director of the Company, is the President and Chief Executive Officer of RDV Corporation. This loan was repaid with a portion of the net proceeds from the Company's initial public offering.

     In April 1997, to fund certain acquisition activity, the Company borrowed $15 million from RDV Capital. This loan is unsecured, bears interest at prime plus one percent and is repayable in April 1998.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return from August 6, 1996 (the date the Company's Common Stock began trading on the American Stock Exchange) through May 31, 1997 with the cumulative total return of the Standard and Poor's 500 Stock Index and a self-constructed Peer Group (as defined below**). The return assumes reinvestment of dividends. The graph assumes an investment of $100 on August 6, 1996 in the common stock of each of the subject companies. The initial public offering price of the Company's Common Stock was $13.00 per share.

                COMPARISON OF 10 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG ALTERNATIVE LIVING SERVICES, INC.,
                       THE S&P 500 INDEX AND A PEER GROUP

         MEASUREMENT PERIOD                  ALTERNATIVE       PEER        S&P 500
        (FISCAL YEAR COVERED)                  LIVING          GROUP
                                              SERVICES,
                                                INC.
8/6/96                                           100            100           100
8/96                                             116            103            98
9/96                                             108            106           104
10/96                                            111             96           107
11/96                                             87             89           115
12/96                                            111             96           113
1/97                                             101            100           120
2/97                                             116            106           121
3/97                                             125            107           116
4/97                                             127            109           123
5/97                                             142            124           130

 * $100 invested on 8/06/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

** The Peer Group is composed of selected assisted living companies selected by the Company, consisting of: ARV Assisted Living, Inc., Assisted Living Concepts, Inc., Atria Communities, Inc., CareMatrix Corporation, Emeritus Corporation, Integrated Health Services, Inc., Kapson Senior Quarters Corp., Karrington Health, Inc., Sterling House Corporation and Sunrise Assisted Living, Inc.

     Pursuant to SEC regulations, this performance graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company manages six dementia care residences in Wisconsin for the ALS Partnership, which is 50% owned and controlled by Mr. Lasky, the Company's President and Chief Executive Officer, pursuant to management agreements providing for a management fee equal to 11% of gross operating revenues. The management agreements expire in December 1998, but may be terminated by the Company upon 90 days notice to the ALS Partnership. The ALS Partnership was charged by the Company management fees of $194,000 in 1996. The Company also manages a residence in Lodi, Wisconsin owned by a partnership of which Douglas A. Hennig, the Company's Senior Vice President, is a 23% limited partner. The Company received management fees of $14,000 from this agreement in 1996.

     The Company conducted site evaluations and market feasibility studies for GranCare in 1996. The Company billed GranCare approximately $63,000 for fees relating to these services in 1996.

     For certain additional background information regarding transactions involving the Company and its respective officers, directors and stockholders, see "Employment and Services Agreements" and "Compensation Committee Interlocks and Insider Participation."

     The Company believes that each of the foregoing transactions was on terms substantially similar to those that it could have obtained from unaffiliated third parties. In the case of related party transactions, it is the Company's policy to enter into such agreements on terms, which in the opinion of the Company, are substantially similar to those that could otherwise be obtained from unrelated third parties, and that all such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

                                  ACCOUNTANTS

     The Board of Directors currently plans to appoint KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has examined the Company's financial statements since 1993 and has no relationship with the Company other than that arising from its appointment as independent auditors. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who own beneficially more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with during 1996, except that Mr. Komula did not report the acquisition of 4,000 shares of Common Stock in August 1996 in connection with the Company's initial public offering until he filed his Report on Form 4 in June 1997.

                                 ANNUAL REPORT

     The Company will provide without charge, upon written request, a copy of its Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC for the year ended December 31, 1996. All such requests should be directed to Alternative Living Services, Inc.: 450 N. Sunnyslope Road, Suite 300; Brookfield, WI 53005,
Attention: Director of Corporate Communications.

                                 OTHER MATTERS

     The Board does not know of any other matters which may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than February 17, 1998, in order to be included in the proxy statement and proxy relating to that annual meeting.

     Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors,

                                          John W. Kneen

                                          John W. Kneen
                                          Secretary

Brookfield, Wisconsin
June 17, 1997

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 16, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       ALTERNATIVE LIVING SERVICES, INC.

        The undersigned appoints William F. Lasky and Thomas E. Komula, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the "Annual Meeting") of Alternative Living Services, Inc. (the "Company") to be held at The Milwaukee Marriott - Brookfield, Hospitality Suite 2, 375 South Moorland Road, Brookfield, Wisconsin 53005, on Wednesday, July 16, 1997 at 10:00 a.m., Milwaukee time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy) that the undersigned would have if personally present at the Annual Meeting, to act in their discretion upon any other matter or matters that may properly be brought before the Annual Meeting and to appear and vote all the shares of Common Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

[X] Please mark your
    vote as in this
    example

           The Board recommends a vote FOR the following proposal:


                    FOR all              WITHHOLD
                 nominees (except   authority to vote   NOMINEES:
1. To elect      as marked below)   for all nominees      Richard W. Boehlke
   the seven         [ ]                   [ ]            Gene E. Burleson
   nominees                                               Robert Haveman
   listed at right to the Board of Directors of           Ronald G. Kenny
   Alternative Living Services, Inc.                      William F. Lasky
                                                          William G. Petty, Jr.
INSTRUCTIONS: To withhold authority to vote for any       Jerry L. Tubergen
individual nominee, write that name in the space provided below.

------------------------------------------

This proxy may be revoked at any time prior to the voting thereof.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED AT RIGHT.

PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED.



Signature                                                Dated:            1997
         -------------------  --------------------------       ------------
                               SIGNATURE IF JOINTLY HELD

NOTE: Please date and sign as name appears hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.